                      ATLANTIC ACQUISITION CORPORATION,
                         A WHOLLY OWNED SUBSIDIARY OF

                         NORFOLK SOUTHERN CORPORATION

                        HAS INCREASED THE PRICE OF ITS
                          OFFER TO PURCHASE FOR CASH
                            ALL OUTSTANDING SHARES
                                      OF
      COMMON STOCK AND SERIES A ESOP CONVERTIBLE JUNIOR PREFERRED STOCK
    (INCLUDING, IN EACH CASE, THE ASSOCIATED COMMON STOCK PURCHASE RIGHTS)
                                      OF

                                 CONRAIL INC.

                                      TO

                              $110 NET PER SHARE

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         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
                              NEW YORK CITY TIME,
         ON FRIDAY, NOVEMBER 22, 1996, UNLESS THE OFFER IS EXTENDED.
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                                                              November 8, 1996

To Brokers, Dealers, Commercial Banks,
 Trust Companies and Other Nominees:

   We have been engaged by Atlantic Acquisition Corporation, a Pennsylvania corporation ("Purchaser") and a wholly owned subsidiary of Norfolk Southern Corporation, a Virginia corporation ("Parent"), to act as Dealer Managers in connection with Purchaser's offer to purchase all outstanding shares of (i) common stock, par value $1.00 per share (the "Common Shares"), and (ii) Series A ESOP Convertible Junior Preferred Stock, without par value (the "ESOP Preferred Shares" and, together with the Common Shares, the "Shares"), of Conrail Inc., a Pennsylvania corporation (the "Company"), including, in each case, the associated Common Stock Purchase Rights (the "Rights") issued pursuant to the Rights Agreement, dated July 19, 1989, by and between the Company and First Chicago Trust Company of New York, as Rights Agent (as amended, the "Rights Agreement") at a price of $110 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated October 24, 1996 (the "Offer to Purchase"), the Supplement, dated November 8, 1996 (the "Supplement"), and the revised Letter of Transmittal (which, as amended from time to time, together constitute the "Offer") enclosed herewith.

   Unless the Rights are redeemed prior to the Expiration Date (as defined in the Supplement), holders of Shares will be required to tender one associated Right for each Share tendered in order to effect a valid tender of such Share. Accordingly, shareholders who sell their Rights separately from their Shares and do not otherwise acquire Rights may not be able to satisfy the requirements of the Offer for the tender of Shares. If the Distribution Date (as defined in the Supplement) has not occurred prior to the Expiration Date, a tender of Shares will also constitute a tender of the associated Rights. If the Distribution Date has occurred and Purchaser has waived that portion of the Rights Condition (as defined in the Offer to Purchase) requiring that a Distribution Date not have occurred and Rights Certificates (as defined in the Offer to Purchase) have been distributed to holders of Shares prior to the time a holder's Shares are purchased pursuant to the Offer, in order for Rights (and the corresponding Shares) to be validly tendered, Rights Certificates representing a number of Rights equal to the number of Shares tendered must be delivered to the Depositary (as defined in the Offer to Purchase) or, if available, a Book-Entry Confirmation (as defined in the Offer to Purchase) must be received by the Depositary with respect thereto. If the Distribution Date has occurred and Purchaser has waived that portion of the Rights Condition requiring that a Distribution Date not have occurred and Rights Certificates have not been distributed prior to the time Shares are purchased pursuant to the Offer, Rights may be tendered prior to a shareholder receiving Rights Certificates by use of the guaranteed delivery procedure described in Section 3 of the Offer to Purchase. In any case, a tender of Shares constitutes an agreement by the tendering shareholder to deliver Rights Certificates representing a number of Rights equal to the number of Shares tendered pursuant to the Offer to the Depositary within three business days after the date that Rights Certificates are distributed. Purchaser reserves the right to require that the Depositary receive Rights Certificates, or a Book-Entry Confirmation, if available, with respect to such Rights prior to accepting the relating Shares for payment pursuant to the Offer if the Distribution Date has occurred prior to the Expiration Date.

   If a shareholder desires to tender Shares and Rights pursuant to the Offer and such shareholder's Share Certificates (as defined in the Offer to Purchase) or, if applicable, Rights Certificates are not immediately available (including, if the Distribution Date has occurred and Purchaser waives that portion of the Rights Condition requiring that a Distribution Date not have occurred, because Rights Certificates have not yet been distributed) or time will not permit all required documents to reach the Depositary prior to the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, such Shares or Rights may nevertheless be tendered according to the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase. See Instruction 2 of the revised Letter of Transmittal. Delivery of documents to a Book-Entry Transfer Facility (as defined in the Offer to Purchase) in accordance with the Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary.

   THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, PRIOR TO THE EXPIRATION OF THE OFFER, (1) THE RECEIPT BY PURCHASER OF AN INFORMAL WRITTEN OPINION IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO PURCHASER FROM THE STAFF OF THE SURFACE TRANSPORTATION BOARD (THE "STB"), WITHOUT THE IMPOSITION OF ANY CONDITIONS UNACCEPTABLE TO PURCHASER, THAT THE USE OF A VOTING TRUST IN CONNECTION WITH THE OFFER AND THE PROPOSED MERGER (AS DEFINED IN THE OFFER TO PURCHASE) IS CONSISTENT WITH THE POLICIES OF THE STB AGAINST UNAUTHORIZED ACQUISITIONS OF CONTROL OF A REGULATED CARRIER, (2) THE RECEIPT BY PURCHASER OF AN INFORMAL STATEMENT FROM THE PREMERGER NOTIFICATION OFFICE OF THE FEDERAL TRADE COMMISSION THAT THE TRANSACTIONS CONTEMPLATED BY THE OFFER AND THE PROPOSED MERGER ARE NOT SUBJECT TO, OR ARE EXEMPT FROM, THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT"), OR, IN THE ABSENCE OF THE RECEIPT OF SUCH INFORMAL STATEMENT, ANY APPLICABLE WAITING PERIOD UNDER THE HSR ACT HAVING EXPIRED OR BEEN TERMINATED, (3) PARENT AND PURCHASER HAVING OBTAINED, ON TERMS REASONABLY ACCEPTABLE TO PARENT, SUFFICIENT FINANCING TO ENABLE CONSUMMATION OF THE OFFER AND THE PROPOSED MERGER, (4) THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF COMMON SHARES AND ESOP PREFERRED SHARES WHICH TOGETHER CONSTITUTE AT LEAST A MAJORITY OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS, (5) PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT SUBCHAPTER F OF CHAPTER 25 OF THE PENNSYLVANIA BUSINESS CORPORATION LAW HAS BEEN COMPLIED WITH OR IS INVALID OR OTHERWISE INAPPLICABLE TO THE OFFER AND THE PROPOSED MERGER, (6) THE RIGHTS HAVING BEEN REDEEMED BY THE BOARD OF DIRECTORS OF THE COMPANY OR PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT SUCH RIGHTS ARE INVALID OR OTHERWISE INAPPLICABLE TO THE OFFER AND THE PROPOSED MERGER AND
(7) PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE PREVIOUSLY ANNOUNCED AGREEMENT AND PLAN OF MERGER, AS AMENDED, BETWEEN THE COMPANY AND CSX CORPORATION HAS BEEN TERMINATED IN ACCORDANCE WITH ITS TERMS OR OTHERWISE.







   For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, or who hold Shares registered in their own names, we are enclosing the following documents:

     1. Supplement, dated November 8, 1996;

     2. Revised Letter of Transmittal to be used by holders of Shares and Rights in accepting the Offer and tendering Shares and/or Rights;

     3. Revised Notice of Guaranteed Delivery to be used to accept the Offer if the certificates evidencing such Shares and/or Rights are not immediately available or time will not permit all required documents to reach the Depositary prior to the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis;

     4. A revised letter which may be sent to your clients for whose accounts you hold Shares and/or Rights registered in your name or in the name of your nominees, with space provided for obtaining such clients' instructions with regard to the Offer;

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

     5. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9; and

     6. Return envelope addressed to the Depositary.

   Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will purchase, by accepting for payment, and will pay for, all Shares (and, if applicable, Rights) validly tendered prior to the Expiration Date promptly after the later to occur of (i) the Expiration Date and (ii) the satisfaction or waiver of the conditions set forth in "Conditions of the Offer" of the Offer to Purchase. For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, tendered Shares and Rights if, as and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance of such Shares and Rights for payment. In all cases, payment for Shares and Rights purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares and Rights or timely confirmation of a book-entry transfer of such Shares and Rights, if such procedure is available, into the Depositary's account at The Depository Trust Company or the Philadelphia Depository Trust Company pursuant to the procedures set forth in "Procedures for Tendering Shares" of the Offer to Purchase, as supplemented by the Supplement, (ii) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, or an Agent's Message (as defined in the Offer to Purchase) and (iii) any other documents required by the Letter of Transmittal.

   Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Dealer Managers and the Information Agent as described in "Fees and Expenses" of the Offer to Purchase) in connection with the solicitation of tenders of Shares and Rights pursuant to the Offer. Purchaser will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your clients.

   Purchaser will pay any stock transfer taxes incident to the transfer to it of validly tendered Shares, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

   YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, NOVEMBER 22, 1996, UNLESS THE OFFER IS EXTENDED.

   In order to take advantage of the Offer, a duly executed and properly completed Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, should be sent to the Depositary, and certificates evidencing the tendered Shares or Rights should be delivered or such Shares and/or Rights should be tendered by book-entry transfer, all in accordance with the Instructions set forth in the revised Letter of Transmittal, the Offer to Purchase and the Supplement.

   If holders of Shares and/or Rights wish to tender, but it is impracticable for them to forward their certificates or other required documents prior to the Expiration Date, a tender may be effected by following the guaranteed delivery procedures specified under "Procedures for Tendering Shares" of the Offer to Purchase as supplemented by the Supplement.

   Any inquiries you may have with respect to the Offer should be addressed to the Dealer Managers or the Information Agent at their respective addresses and telephone numbers set forth on the back cover page of the Offer to Purchase.

   Additional copies of the enclosed materials may be obtained from J.P. Morgan Securities Inc. at 60 Wall Street, New York, New York 10260, telephone
(800) 576-5070 (Toll Free), Merrill Lynch & Co., at World Financial Center, North Tower, New York, New York 10281-1305, telephone (212) 449-8211 (Collect) or by calling the Information Agent, Georgeson & Company Inc., at Wall Street Plaza, New York, New York 10005, telephone (800) 223-2064 (Toll
Free), or from brokers, dealers, commercial banks or trust companies.

                              Very truly yours,

J.P. MORGAN & CO.                                          MERRILL LYNCH & CO.

   NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF PARENT, PURCHASER, THE DEPOSITARY, THE INFORMATION AGENT OR THE DEALER MANAGERS, OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED AND THE STATEMENTS CONTAINED THEREIN.

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